Media Contact:
                                                      Gordon R. Manuel
                                                      864-282-9448


                                                      Analyst contact:
                                                      William G. Harvey
                                                      864-282-9413



FOR IMMEDIATE RELEASE
TUESDAY APRIL 29, 2003

                        BOWATER ANNOUNCES FIRST QUARTER
                             2003 FINANCIAL RESULTS


     GREENVILLE, SC - Bowater Incorporated (NYSE: BOW) today released financial results for the first quarter of 2003. Bowater reported a net loss of $71.7 million, or $1.26 per diluted share on sales of $630.5 million for the first quarter of 2003. These results compare with net income of $10.2 million, or $0.18 per diluted share, on sales of $624.2 million in the first quarter of 2002.

     Before special items, the net loss for the first quarter of 2003 was $51.3 million, or $0.90 per diluted share, compared with the 2002 first quarter net loss before special items of $33.6 million, or $0.58 per diluted share.

     First quarter 2003 special items, net of tax, consisted of a $6.9 million gain related to asset sales, a severance charge of $4.1 million, a $21.1 million charge resulting from foreign currency changes and a non-cash charge of $2.1 million for a cumulative effect adjustment for the adoption of Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. Special items, net of tax, in the first quarter of 2002 consisted of a $42.5 million gain related to asset sales and a $1.3 million gain resulting from foreign currency changes.

     "Weak pricing, higher energy and wood costs, a stronger Canadian dollar, and the one-time expenses associated with our machine conversion to coated papers at Catawba, South Carolina all contributed to very poor first quarter results", said Arnold M. Nemirow, Chairman, President and Chief Executive Officer. "This conversion and improving market conditions will contribute to better results throughout the year."

                                     (more)

                              FINANCIAL HIGHLIGHTS
                    ($ in millions, except per-share amounts)

                                                                Three months ended
                                                                      March 31,
                                                             2003            2002
                                                             ----            ----
SALES                                                        $  630.5       $  624.2
                                                                -----          -----
NET INCOME (LOSS)                                            $  (71.7)      $   10.2
                                                                ------         -----
EARNINGS (LOSS) PER DILUTED SHARE (IN ACCORDANCE WITH GAAP)  $   (1.26)     $    0.18

Special Items, net of tax, (per diluted share)
Sale of assets (gain) loss                                   $   (0.12)     $   (0.74)
Foreign exchange (gain) loss                                 $    0.37      $   (0.02)
Severance charge                                             $    0.07             --
Adoption of SFAS 143                                         $    0.04             --
                                                                  ----         ------
Earnings (loss) per share excluding special items            $   (0.90)     $   (0.58)*
                                                                 ------        ------

* Includes a one-time tax benefit of $2.8 million ($0.05 per share)


     Higher energy prices and increased usage due to a severe winter resulted in energy costs that were $7 million higher in the quarter compared to the fourth quarter of 2002. The strengthening of the Canadian dollar during the first quarter impacted costs by $6 million. Wood costs increased by $6 million during the quarter as a result of Canadian sawmill production curtailments, which reduced available chip supply, and unusually wet weather in the U.S. South.

     The company's average newsprint price was slightly lower in the first quarter compared to the fourth quarter of 2002, primarily the result of lower export prices. Bowater's average domestic newsprint price was flat in the first quarter as compared to the fourth quarter of 2002. Bowater is presently implementing a $50 per metric ton newsprint price increase for domestic customers. Bowater's average operating costs per metric ton for newsprint increased by 4.5% in the first quarter compared to the fourth quarter of 2002 due to higher energy costs and a stronger Canadian dollar. The company curtailed 49,000 metric tons of newsprint production in the first quarter, matching production to orders.

     As previously announced, Bowater permanently closed a paper machine at its Donnacona, Quebec mill this month. Specialty grades manufactured on this machine were transferred primarily to the Calhoun, Tennessee mill thereby eliminating approximately 100,000 metric tons of newsprint production. Since 2000, Bowater has permanently removed approximately 600,000 annual metric tons of newsprint capacity through machine closures, conversions and the integration of newsprint machines with off-site coaters.

     Demand for coated groundwood and specialty grades continued to rebound sharply in the first quarter. The conversion of a 240,000 metric ton newsprint machine at Catawba to lightweight coated groundwood papers was completed in March. Pricing remained unchanged from fourth quarter 2002 levels. However, due to improved fundamentals, prices are expected to rise in the second quarter. Bowater's average operating costs per short ton for coated groundwood and specialty grades increased by 10.7% in the first quarter compared to the fourth quarter of 2002. First quarter results were negatively impacted by $12 million as a result of lost newsprint production and startup costs for the machine conversion at Catawba.

                                     (more)

     In the first three months of 2003, Norscan market pulp demand increased by 8% over 2002. The improvement in demand combined with wood supply disruptions resulted in a 164,000 ton reduction in Norscan inventories in the first quarter. Bowater announced two price increases on market pulp for the quarter, totaling $60 dollars per ton. Due to the timing of the increases, the company's average market pulp price increased by only $16 per ton in the first quarter. In addition, Bowater implemented a $40 per ton price increase effective April 1. The increases have been fully implemented. Bowater's average operating costs per ton for market pulp increased by 8.3% in the first quarter, compared to the fourth quarter of 2002, as a result of higher energy and wood costs.

     Additionally, Bowater has signed an agreement to sell approximately 82,000 acres of southeastern timberland to investors of Evergreen Timberland Investment Management, a business unit of Wachovia Bank, National Association, for proceeds of approximately $123 million. The transaction is expected to close in May.

     Bowater will hold a management conference call to discuss these financial results at 10:00 a.m. EDT, April 29, 2003. The conference call number is 888-423-3273 or 612-332-0820 (international). The call will also be broadcast via the Internet. Interested parties may connect to the Bowater web site at www.bowater.com, then follow the on-screen instructions for access to the call and related information. A replay of the call will be available from 1:30 p.m. EDT on Tuesday, April 29, through Tuesday, May 6, on the web site or by dialing 800-475-6701 or 320-365-3844 (international) and using the access code 681600.

     Bowater Incorporated, headquartered in Greenville, SC, is a leading producer of newsprint and coated groundwood papers. In addition, the company makes uncoated groundwood papers, bleached kraft pulp and lumber products. The company has 12 pulp and paper mills in the United States, Canada and South Korea and 12 North American sawmills that produce softwood and hardwood lumber. Bowater also operates two facilities that convert a groundwood base sheet to coated products. Bowater's operations are supported by approximately 1.5 million acres of timberlands owned or leased in the United States and Canada and 32 million acres of timber cutting rights in Canada. Bowater is one of the world's largest consumers of recycled newspapers and magazines. Bowater common stock is listed on the New York Stock Exchange, the Pacific Exchange and the London Stock Exchange. A special class of stock exchangeable into Bowater common stock is listed on the Toronto Stock Exchange (TSE:BWX).

     All amounts are in U.S. dollars.

     Statements in this news release that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements about our business outlook, assessment of market conditions, strategies, future plans, future sales, prices for our major products, inventory levels, capital spending and tax rates. These forward-looking statements are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. The risks and uncertainties relating to the forward-looking statements in this news release include those described under the caption "Cautionary Statement Regarding Forward-Looking Information" in Bowater's annual report on Form 10-K for the year ended December 31, 2002, and from time to time, in Bowater's other filings with the Securities and Exchange Commission.


                                      # # #

              BOWATER INCORPORATED AND SUBSIDIARIES
              CONSOLIDATED STATEMENT OF OPERATIONS
        (Unaudited, in millions except per share amounts)


                                                                                              Three Months Ended
                                                                                                  March 31
                                                                                    ----------------------------------
                                                                                           2003               2002
                                                                                    ----------------   ---------------
Sales                                                                                       $ 630.5            $624.2
Cost of sales, excluding depreciation, amortization
    and cost of timber harvested                                                              516.5             470.6
Depreciation, amortization and cost of timber harvested                                        82.5              86.3
Distribution costs                                                                             62.1              56.5
Selling and administrative expense                                                             36.8              35.5
Net gain on sale of assets (1)                                                                 11.1              71.5
                                                                                    ----------------   ---------------
       Operating income (loss)                                                                (56.3)             46.8

Other expense (income):
    Interest income                                                                            (1.0)             (1.0)
    Interest expense, net of capitalized interest                                              39.9              41.8
    Foreign exchange loss (gain)                                                                8.2              (1.1)
    Other, net                                                                                  0.1               1.0
                                                                                    ----------------   ---------------
                                                                                               47.2              40.7
                                                                                    ----------------   ---------------
Income (loss) before income taxes, minority interest
and cumulative effect of accounting change                                                   (103.5)              6.1

Provision for income tax expense (benefit)                                                    (30.3)             (2.5)
Minority interests in the net income (loss) of subsidiaries                                    (3.6)             (1.6)
                                                                                    ----------------   ---------------
Income (loss) before cumulative effect of accounting change                                   (69.6)             10.2
Cumulative effect of accounting change (2)                                                     (2.1)                -
                                                                                    ----------------   ---------------
Net income (loss)                                                                           $ (71.7)           $ 10.2
                                                                                    ================   ===============

Basic earnings (loss) per common share: (3)
    Income (loss) before cumulative effect of accounting change                             $ (1.22)           $  0.18
    Cumulative effect of accounting change                                                    (0.04)                -
                                                                                    ----------------   ---------------
    Net income (loss)                                                                       $ (1.26)           $  0.18
                                                                                    ================   ===============

Average common shares outstanding (3)                                                          56.9              56.8
                                                                                    ================   ===============

Diluted earnings (loss) per common share: (3)
    Income (loss) before cumulative effect of accounting change                             $ (1.22)           $ 0.18
    Cumulative effect of accounting change                                                    (0.04)                -
                                                                                    ----------------   ---------------
    Net income (loss)                                                                       $ (1.26)           $ 0.18
                                                                                    ================   ===============

Average common and common equivalent shares outstanding (3)                                   56.9              57.2
                                                                                    ================   ===============


                      BOWATER INCORPORATED AND SUBSIDIARIES
                     (Unaudited, in millions of US dollars)

CONSOLIDATED BALANCE SHEET                                                    March 31,                  December 31,
                                                                                2003                         2002
                                                                        --------------------          -----------------
Current assets:
    Cash and cash equivalents                                                   $       87.7           $           35.9
    Accounts receivable, net                                                           336.3                      330.6
    Inventories                                                                        281.7                      257.2
    Income tax receivable                                                                  -                       75.6
    Other current assets                                                                61.9                       35.9
                                                                         --------------------       --------------------
  Total current assets                                                                 767.6                      735.2
                                                                         --------------------       --------------------
Timber and Timberlands                                                                 212.3                      212.0
Fixed assets, net                                                                    3,647.2                    3,645.6
Goodwill                                                                               831.1                      839.9
Other assets                                                                           180.1                      157.6
                                                                         --------------------       --------------------
                                                                                $    5,638.3            $       5,590.3
                                                                         ====================       ====================
Current liabilities:
    Current installments of long-term debt                                      $       77.1            $          84.3
    Short-term bank debt                                                               358.0                      249.0
    Accounts payable and accrued liabilities                                           422.0                      411.9
    Dividends payable                                                                   11.2                       11.2
                                                                         --------------------       --------------------
        Total current liabilities                                                      868.3                      756.4
                                                                         --------------------       --------------------
Long-term debt, net of current installments                                          2,039.9                    2,037.4
Other long-term liabilities                                                            458.4                      450.7
Deferred income taxes                                                                  485.0                      518.2
Minority interests in subsidiaries                                                      71.3                       72.1
Shareholders' equity                                                                 1,715.4                    1,755.5
                                                                         --------------------       --------------------
                                                                                $    5,638.3             $      5,590.3
                                                                         ====================       ====================

                                                                                       Three Months Ended
CONSOLIDATED CASH FLOW                                                                      March 31,
                                                                         -----------------------------------------------
                                                                                2003                            2002
                                                                         --------------------       --------------------
Cash flows from (used for) operating activities                                 $       49.5             $        (61.5)
                                                                         --------------------       --------------------
Cash flows from (used for) investng activities:
    Cash invested in fixed assets, timber and timberlands                              (96.3)                     (70.4)
    Disposition of fixed assets, timber and timberlands                                 10.5                       16.1
    Proceeds from monetization of note receivable (1)                                      -                       88.1
    Cash invested (maturity) of marketable securities, net                                 -                        0.3
                                                                         --------------------       --------------------
                                                                                       (85.8)                      34.1
                                                                         --------------------       --------------------

Cash flows from (used for) financing activities:
    Cash dividends, including minority interests                                       (11.5)                     (14.8)
    Financing activities, net                                                           99.3                       23.9
    Stock options exercised                                                              0.2                        4.7
    Other                                                                                0.1                          -
                                                                         --------------------       --------------------
                                                                                        88.1                       13.8
                                                                         --------------------       --------------------
Net increase (decrease) in cash and cash equivalents                            $       51.8               $      (13.6)
                                                                         ====================       ====================

BOWATER INCORPORATED AND SUBSIDIARIES
NOTES TO THE PRESS RELEASE AND UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


(1) During the first three months of 2003, Bowater sold fixed assets and land resulting in a net pre-tax gain of $11.1 million, or $0.12 per diluted share, after tax. In January 2002, Bowater completed the sale of approximately 116,000 acres of timberland for aggregate consideration of $104.2 million, comprised of approximately $5.1 million in cash and $99.1 million in a note receivable. In March 2002, we monetized the $99.1 million note receivable for net cash proceeds of $88.1 million. These transactions resulted in a pre-tax gain of approximately $70.4 million.

(2) Effective January 1, 2003, Bowater adopted Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The adoption of SFAS No. 143 resulted in a non-cash, after tax cumulative effect charge of $ 2.1 million, or $ 0.04 per diluted share in the first quarter of 2003.

(3) For the calculation of basic and diluted earnings per share for the three months ended March 31, 2003 and 2002, no adjustments to net income are necessary. The effect of dilutive securities is not included in the computation for the three months ended March 31, 2003 to prevent antidilution.

(4) A reconciliation of certain financial statement line items reported under generally accepted accounting principles ("GAAP") to earnings reported before special items is presented below. We believe that this measure allows investors to more easily compare our on-going operations and financial performance from period to period.



                        Three Months Ended March 31, 2003
                (unaudited, in millions except per share amounts)

                                                                 Adjustment for Special Items
                                                                                                           GAAP as
                                                GAAP as    Land & asset  Foreign            Adoption of   adjusted for
                                                reported      sales      exchange Severance SFAS No.143  Special Items
                                                ----------------------------------------------------------------------


Operating income (loss)                         $  (56.3)  $ (11.1)   $   -       $    6.7  $   --       $   (60.7)

Foreign exchange loss (gain)                         8.2                 (8.2)                                  --

Provision for income tax expense
benefit                                            (30.3)     (4.2)     (12.3)         2.6                   (44.2)

Minority interests in the net income
(loss) of subsidiaries                              (3.6)                (0.6)                                (4.2)

Cumulative effect of accounting change              (2.1)                                         2.1

Net income (loss)                               $  (71.7) $   (6.9)   $   21.1    $    4.1   $    2.1   $    (51.3)
                                                ========  ========    ========    ========   ========   ==========

Shares                                              56.9      56.9        56.9        56.9       56.9         56.9
                                                    ====      ====        ====        ====       ====         ====

 EPS                                            $   (1.26) $  (0.12)  $   0.37    $    0.07  $    0.04    $   (0.90)
                                                 =========  ========   ========    =========   ========    =========

Effective tax rate                                  29.3%     38.0%    -150.0%        38.0%     38.0%        44.3%
                                                    ====      ====      =====         ====      ====         ====


                        Three Months Ended March 31, 2002
                (unaudited, in millions except per share amounts)

                                                                 Adjustment for Special Items
                                                                                                           GAAP as
                                                GAAP as    Land & asset  Foreign                         adjusted for
                                                reported      sales      exchange                        Special Items
                                                ----------------------------------------------------------------------

Operating income (loss)                         $   46.8   $   (71.5)                                          $ (24.7)

Foreign exchange loss (gain)                        (1.1)                   1.1

Provision for income tax expense
(benefit)                                           (2.5)      (29.0)       0.2                                  (31.3)

Net income (loss)                               $   10.2   $   (42.5)  $   (1.3)                               $ (33.6)
                                                ========   =========   ========                                ========

Shares                                              57.2        57.2       57.2                                   57.2
                                                    ====        ====       ====                                   ====

EPS                                            $    0.18   $    (0.74) $   (0.02)                              $  (0.58)
                                                =========   =========  =========                                =========

Effective tax rate                                 -41.5%       40.6%     -13.5%                                  47.2%
                                                    ====        ====       ====                                   ====

A schedule of historical financial and operating statistics is available upon request and on Bowater's web site (www.bowater.com)